EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Westamerica Bancorporation:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-157893 ) and on Forms S-8 (No. 333-105537 and 333-107329) of Westamerica Bancorporation and subsidiaries of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Westamerica Bancorporation and subsidiaries.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
February 27, 2012